Exhibit 3.1

ALTAIR ENGINEERING INC.

CERTIFICATE OF INCORPORATION

ARTICLE I

The name of the Corporation is Altair Engineering Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 108 West 13th Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is Business Filings Incorporated.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

A. Classes of Stock. The total number of shares of capital stock that the Corporation shall have authority to issue is six hundred million (600,000,000), consisting of the following: five hundred thirteen million seven hundred ninety-six thousand five hundred seventy-two (513,796,572) shares of Class A Common Stock, par value $.0001 per share (“Class A Common Stock”), forty-one million two hundred three thousand four hundred twenty-eight (41,203,428) shares of Class B Common Stock, par value $.0001 per share (“Class B Common Stock”), and forty-five million (45,000,000) shares of undesignated Preferred Stock, par value $.0001 per share (“Preferred Stock”).

B. Rights of Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to any limitations prescribed by law, but to the fullest extent permitted by law, to provide by resolution for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, (which may include, without limitation, full, limited or no voting powers), preferences, and relative, participating, optional or other rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

C. Vote to Increase or Decrease Authorized Shares of Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate class vote of the holders of Preferred Stock, or any separate series votes of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

D. Rights of Class A Common Stock and Class B Common Stock. The relative powers, rights, qualifications, limitations and restrictions granted to or imposed on the shares of Class A Common Stock and Class B Common Stock are as follows:

1. Voting Rights.

(a) General Right to Vote Together; Exception. Except as otherwise expressly provided herein or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders; provided, however, that subject to the terms of any Preferred Stock Designation, the number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(b) Votes Per Share. Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of the stockholders, each holder of Class A Common Stock shall be entitled to one (1) vote for each such share, and each holder of Class B Common Stock shall be entitled to ten (10) votes for each such share.

2. Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

(a) Dividends and Distributions. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution paid or distributed by the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class; provided, however, that if a Distribution is paid in the form of Class A Common Stock or Class B Common Stock (or Rights to acquire such stock), then holders of Class A Common Stock shall receive Class A Common Stock (or Rights to acquire such stock, as the case may be) and holders of Class B Common Stock shall receive Class B Common Stock (or Rights to acquire such stock, as the case may be).

(b) Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

(c) Equal Treatment in a Change of Control or any Merger Transaction. In connection with any Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class. Any merger or consolidation of the Corporation with or into any other entity that does not constitute a Change of Control Transaction shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having identical rights to the shares of Class A Common Stock and Class B Common Stock, respectively.

3. Conversion of Class B Common Stock.

(a) Voluntary Conversion. Each one (1) share of Class B Common Stock shall be convertible into one (1) share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(b) Automatic Conversion.

(i) Shares of Class B Common Stock shall automatically, without any further action, convert into an equal number of shares of fully paid and nonassessable shares of Class A Common Stock upon a Transfer of such share; provided that no such automatic conversion shall occur in the case of a Transfer from a Founder or a Founder’s Permitted Transferee to another Founder or such Founder’s Permitted Transferee and from any such Permitted Transferee back to such Founder and/or any other Permitted Transferee established by or for such Founder.

(ii) In the event any Beneficial Owner of shares of Class B Common Stock, Beneficially Owns shares of Class B Common Stock constituting less than 3% of the outstanding shares of Class B Common Stock, then all of the shares of Class B Common Stock held by such Beneficial Owner shall automatically, without further action, convert into an equal number of fully paid and nonassessable shares of Class A Common Stock.

(iii) In the event the Key Holders Beneficially Own, in the aggregate, more shares of Class B Common Stock than the Executive Holder Beneficially Owns, then all shares of Class B Common Stock held by all holders of Class B Common Stock, other than the Executive Holder, shall automatically, without further action, convert into an equal number of fully paid and nonassessable shares of Class A Common Stock; provided, that, in furtherance thereof, after giving effect to such conversion the only outstanding shares of Class B Common Stock shall be those held by the Executive Holder.

(iv) In the event the Executive Holder is no longer either (i) an executive officer of the Corporation, or (ii) a director of the Corporation, then all shares of Class B Common Stock held by all holders of Class B Common Stock shall automatically, without further action, convert into an equal number of fully paid nonassessable shares of Class A Common Stock.

(c) Conversion Upon Death or Incapacity of a Class B Stockholder.

(i) All shares of Class B Common Stock Beneficially Owned by a Class B Stockholder, other than a Founder, who is a natural person, shall automatically, without any further action, convert into an equal number of fully paid and nonassessable shares of Class A Common Stock upon the death or Incapacity of such Class B Stockholder.

(ii) Upon the death or Incapacity of a Key Holder, all shares of Class B Common Stock Beneficially Held by such Key Holder, or by such Key Holder’s Permitted Transferees, shall automatically, without any further action, convert into fully paid and nonassessable shares of Class A Common Stock upon that date which is nine (9) months after the date of death or Incapacity of the Key Holder.

(iii) Upon the death or Incapacity of the Executive Holder, all shares of Class B Common Stock Beneficially Held by all Class B Stockholders shall automatically, without any further action, convert into fully paid and nonassessable shares of Class A Common Stock upon that date which is nine (9) months after the date of death or Incapacity of such Executive Holder.

(d) Automatic Conversion of all Outstanding Class B Common Stock. Each share of Class B Common Stock shall automatically, without any further action, convert into a share of Class A Common Stock upon the date specified by affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Class B Common Stock, voting as a single class.

(e) Final Conversion of Class B Common Stock. At the Final Conversion Time, all shares of Class B Common Stock shall automatically, without any further action, convert into an equal number of fully paid and nonassessable shares of Class A Common Stock. Following such conversion, the reissuance of all shares of Class B Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the DGCL and the filing by the Secretary of State of the State of Delaware required thereby, and upon such retirement and cancellation, all references to Class B Common Stock in this Certificate of Incorporation shall be eliminated.

(f) Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation or the Board of Directors or a duly authorized committee thereof as to whether a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

(g) Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section D.3 or at the Final Conversion Time, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or immediately at the Final Conversion Time, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section D.3 shall be retired and may not be reissued.

(h) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

E. No Further Issuances. Except for the issuance of Class B Common Stock issuable upon exercise of Rights outstanding at the Effective Time or a dividend payable in accordance with Article IV, Section D.2(a), the Corporation shall not at any time after the Effective Time issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class. After the Final Conversion Time, the Corporation shall not issue any additional shares of Class B Common Stock.

ARTICLE V

The following terms, where capitalized in this Certificate of Incorporation, shall have the meanings ascribed to them in this Article V:

“Beneficial Owner” means, with respect to any shares of capital stock, a person who has, or shares, voting power, which includes the power to vote or to direct the voting of such shares of capital stock, or investment power, which includes the power to dispose of or to direct the disposition of such shares. The term “Beneficially Own” “Beneficially Owns”, “Beneficially Owned”, “Beneficial Ownership” and “Beneficially Held” shall have the correlative meanings.

“Change of Control Share Issuance” means the issuance by the Corporation, in a transaction or series of related transactions, of voting securities representing more than two percent (2%) of the total voting power (assuming Class A Common Stock and Class B Common Stock each have one (1) vote per share) of the Corporation before such issuance to any person or persons acting as a group as contemplated in Rule 13d-5(b) under the Exchange Act (or any successor provision) that immediately prior to such transaction or series of related transactions held fifty percent (50%) or less of the total voting power of the Corporation (assuming Class A Common Stock and Class B Common Stock each have one (1) vote per share), such that, immediately following such transaction or series of related transactions, such person or group of persons would hold more than fifty percent (50%) of the total voting power of the Corporation (assuming Class A Common Stock and Class B Common Stock each have one (1) vote per share).

“Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Corporation’s Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of the Corporation, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction; (iii) a recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction own voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction; and (iv) any Change of Control Share Issuance.

“Class B Stockholder” means (i) the registered holder of a share of Class B Common Stock at the Effective Time and (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time.

“Distribution” means (i) any dividend or distribution of cash, property or shares of the Corporation’s capital stock; and (ii) any distribution following or in connection with any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Executive Holder” means James R. Scapa.

“Final Conversion Time” means the earlier to occur of: (i) the twelfth (12th) anniversary of the Effective Time or (ii) the date on which the Executive Holder has Beneficial Ownership of less than 10% of the capital stock of the Corporation.

“Founders” means James R. Scapa, George J. Christ and Mark E. Kistner, or any of them.

“Incapacity” shall mean that such holder is incapable of managing his or her financial affairs under the criteria set forth in the applicable probate code that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed practitioner. In the event of a dispute regarding whether a Class B Stockholder has suffered an Incapacity, no Incapacity of such holder will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.

“Key Holders” means George J. Christ and Mark E. Kistner, or either of them.

“Permitted Transferee” means, with respect to a Founder:

(A) a trust for the benefit of such Founder or persons other than the Founder so long as the Founder has sole dispositive power and exclusive Voting Control with respect to the shares of the Founder held by such trust; provided that if such Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(B) a trust under the terms of which such Founder has retained a “qualified interest” within the meaning of §2702(b) of the Internal Revenue Code and/or a reversionary interest so long as the Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that if the Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(C) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Founder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that if the Founder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; and

(D) a corporation, partnership or limited liability company in which such Founder directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as applicable, or otherwise has legally enforceable rights, such that the Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company; provided that if the Founder no longer owns sufficient shares, partnership interests or membership interests, as applicable, or no longer has sufficient legally enforceable rights to ensure the Founder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B

Common Stock held by such corporation, partnership or limited liability company, as applicable, each share of Class B Common Stock then held by such corporation, partnership or limited liability company, as applicable, shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

“Rights” means any option, warrant, conversion right or contractual right of any kind to acquire shares of the Corporation’s authorized but unissued capital stock.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Exchange” means, at any time, the registered national securities exchange on which the Corporation’s equity securities are then principally listed or traded, which shall be the New York Stock Exchange or NASDAQ Market (or similar national quotation system of the NASDAQ Stock Market) (“NASDAQ”) or any successor exchange of either the New York Stock Exchange or NASDAQ.

“Trading Day” means any day on which the Securities Exchange is open for trading.

“Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation and for the avoidance of doubt, (i) a Transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the Transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”: (a) entering into a support or similar voting agreement (with or without granting a proxy) in connection with a Change of Control Transaction that has been approved by the Board of Directors of the Corporation; (b) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders or the grant of a revocable proxy given to any other person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations promulgated under the Exchange Act; (c) the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer”; or (d) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any Class B Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.

“Voting Control” with respect to a share of Class B Common Stock means the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement, or otherwise.

ARTICLE VI

A. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. Number of Directors; Election. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed solely by resolution of the Board of Directors. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director of the Corporation shall hold office until the expiration of the term for which he or she is elected and until his or her successor has been duly elected and qualified or until his or her earlier resignation, death or removal.

C. Classified Board Structure. From and after the Effective Time, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of stockholders following the Effective Time, the term of office of the initial Class II directors shall expire at the second annual meeting of stockholders following the Effective Time and the term of office of the initial Class III directors shall expire at the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Time, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.

Notwithstanding the foregoing provisions of this Article VI, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D. Removal; Vacancies. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, any director may be removed from office by the stockholders of the Corporation only for cause. Subject to the rights of holders of Preferred Stock and unless permitted in the specific case by resolution of the Board of Directors, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, and not by stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified.

ARTICLE VII

A. Written Ballot. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

B. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

C. Special Meetings. Special meetings of the stockholders may be called only by (i) the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors; (ii) the chairman of the Board of Directors; (iii) the chief executive officer of the Corporation; or (iv) the president of the Corporation (in the absence of a chief executive officer).

D. No Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent; provided, however, that this Section VII,D shall only apply on and after the first date on which a registration statement on Form S-1 filed by the Corporation with the Securities and Exchange Commission is declared effective by the Securities and Exchange Commission.

E. No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VIII

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or otherwise. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

Subject to any provisions in the Bylaws of the Corporation related to indemnification of directors, officers or agents of the Corporation, the Corporation shall indemnify, to the fullest extent permitted by applicable law, any director, officer or agent of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding; provided, however, that the Corporation be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors.

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or the Bylaws of the Corporation shall not be eliminated or impaired by an amendment to this Certificate of Incorporation or the Bylaws of the Corporation after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE X

If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

Except as provided in ARTICLE VIII and ARTICLE IX above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, repeal or adopt any provision of this Certificate of Incorporation inconsistent with ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX or this ARTICLE X; provided, further, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, any amendment of this proviso, Sections D.3(a) through (e) of ARTICLE IV or any of the defined terms set forth in ARTICLE V, but only to the extent such defined terms are used in Sections D.3(a) through (e) of ARTICLE IV, shall require the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

ARTICLE XI

The incorporator of the Corporation is Selim Day, whose mailing address is c/o of Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020.

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this fifth day of October, 2017.

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Selim Day, Incorporator

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